As filed with the Securities and Exchange Commission on September 8, 2006
     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HASTINGS ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Texas	75-1386375
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3601 Plains Boulevard, Amarillo, Texas	79102
(Address of Principal Executive Offices)	(Zip Code)

Hastings Entertainment, Inc.
2006 Incentive Stock Plan
(Full title of the plan)

John H. Marmaduke
President and Chief Executive Officer
Hastings Entertainment, Inc.
3601 Plains Boulevard
Amarillo, Texas 79102
(Name and address of agent for service)
(806) 351-2300
(Telephone number, including area code, of agent for service)
with copies of communications to:

Dan Crow Vice President and Chief Financial Officer 3601 Plains Boulevard Amarillo, Texas 79102 (806) 351-2300	F. Richard Bernasek, Esq. Kelly Hart & Hallman LLP 201 Main Street, Suite 2500 Fort Worth, Texas 76102-3126 (817) 332-2500

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering price	aggregate offering	registration fee
to be registered	registered (1)	per share (2)	price (2)	(2)
Common Stock, par value $.01 per share	500,000	$6.20	$3,100,000	$331.70

(1)	Represents shares issuable upon exercise of options granted under the Hastings Entertainment, Inc. 2006 Incentive Stock Plan (the “Plan”). Pursuant to Rule 416, there are also registered hereunder such indeterminate number of additional shares as may become subject to awards under the Plan as a result of the antidilution provisions contained therein.

(2)	The registration fee with respect to these shares has been computed in accordance with paragraphs (c) and (h) of Rule 457, based upon the average of the reported high and low sale prices of shares of the common stock on the Nasdaq National Market System on September 5, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
     *The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8 and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Hastings Entertainment, Inc. (the “Company”) hereby incorporates by reference the following documents filed with the Commission:
•	Annual Report on Form 10-K for the fiscal year ended January 31, 2006, filed with the Commission on April 20, 2006;

•	Current Reports on Form 8-K filed with the Commission on May 8, 2006, May 25, 2006, June 12, 2006;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2006, filed with the Commission on June 9, 2006; and

•	Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2006, filed with the Commission on September 8, 2006.
     All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
     Our certificate of incorporation limits the liability of our directors to us or our shareholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent that a director is found liable for (i) a breach of such directors duty of loyalty to us or our shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to us or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. Texas law provides that a director of a corporation may not be indemnified in respect of a proceeding in which the director (i) is found liable on the basis that personal benefit was improperly received by him or her, whether or not the benefit resulted from an action taken in the director’s official capacity or (ii) is found liable to the corporation. This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
     Article 2.02-1 of the Texas Business Corporation Act provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such actions, suits or proceedings, and any inquiry or investigation that could lead to such actions, suits or proceedings. But if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (i) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.
     Our certificate of incorporation requires that we indemnify our directors and officers, and any other person who is or was serving at our request as a director, officer, manager, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, to the fullest extent authorized by the Texas Business Corporation Act. Our certificate of incorporation also requires that we advance expenses incurred by such a person in connection with the defense of any proceeding arising out of that person’s status or service to us. Our bylaws require that we indemnify our directors and officers to the fullest extent permitted by the Texas Business Corporation Act and may indemnify any person not covered by the grant of mandatory indemnification under our certificate of incorporation and bylaws to the fullestextent permitted by law.
     In addition, we have entered into indemnity agreements with certain of our executive officers and directors.
     We have procured insurance that purports (i) to insure us against certain costs of indemnification that may be incurred by us pursuant to the provisions referred to above or otherwise and (ii) to insure our directors and officers against certain liabilities incurred by them in the discharge of their functions as directors and officers except for liabilities arising from their own malfeasance.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit
No.	Description
4.1	Third Restated Articles of Incorporation of the Company (1)

4.2	Amended and Restated Bylaws of the Company (1)

4.3	Specimen of Certificate of Common Stock of the Company (2)

4.2*	Hastings Entertainment, Inc. 2006 Incentive Stock Plan

5.1*	Opinion of Kelly Hart & Hallman LLP regarding legality of Common Stock being offered

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Kelly Hart & Hallman LLP (included in its legal opinion filed as Exhibit 5.1 hereto)

24.1*	Power of Attorney (incorporated in the signature page of this Registration Statement)

*	Each document marked with an asterisk is filed herewith.

(1)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-1, dated March 18, 1998 (File No. 333-47969) and with a corresponding exhibit number herein and are incorporated herein by reference.

(2)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-1/A, dated May 19, 1998 (File No. 333-47969) and with a corresponding exhibit number herein and are incorporated herein by reference.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amarillo, State of Texas, on the 8th day of September 2006.

HASTINGS ENTERTAINMENT, INC.
By:	/s/ Dan Crow
Dan Crow
Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Hastings Entertainment, Inc., a Texas corporation, do hereby constitute and appoint John H. Marmaduke and Dan Crow, and each of them, their true and lawful attorneys-in-fact and agents or attorney-in-fact and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules and regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments (including any post-effective amendments) and supplements thereto, and to any and all instruments or documents filed as part or in connection with this Registration Statement, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. The Power of Attorney may be signed in several counterparts.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons and in the following capacities on the date indicated.

Signature	Title	Date

/s/ John H. Marmaduke John H. Marmaduke	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	September 8, 2006

/s/ Dan Crow Dan Crow	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 8, 2006

/s/ Daryl L. Lansdale Daryl L. Lansdale	Director	September 8, 2006

/s/ Frank O. Marrs Frank O. Marrs	Director	September 8, 2006

/s/ Gaines L. Godfrey Gaines L. Godfrey	Director	September 8, 2006

/s/ Jeffrey G. Shrader Jeffrey G. Shrader	Director	September 8, 2006

/s/ Ann S. Lieff Ann S. Lieff	Director	September 8, 2006

/s/ Danny W. Gurr Danny W. Gurr	Director	September 8, 2006

EXHIBIT INDEX

Exhibit
No.	Description

4.1	Third Restated Articles of Incorporation of the Company (1)

4.2	Amended and Restated Bylaws of the Company (1)

4.3	Specimen of Certificate of Common Stock of the Company (2)

4.2*	Hastings Entertainment, Inc. 2006 Incentive Stock Plan

5.1*	Opinion of Kelly Hart & Hallman LLP regarding legality of Common Stock being offered

23.1*	Consent of Ernst & Young

23.2*	Consent of Kelly Hart & Hallman LLP (included in its legal opinion filed as Exhibit 5.1 hereto)

24.1*	Power of Attorney (incorporated in the signature page of this Registration Statement)

*	Each document marked with an asterisk is filed herewith.

(1)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-1, dated March 18, 1998 (File No. 333-47969) and with a corresponding exhibit number herein and are incorporated herein by reference.

(2)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-1/A, dated May 19, 1998 (File No. 333-47969) and with a corresponding exhibit number herein and are incorporated herein by reference.